Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

December 13, 2016

First Hawaiian, Inc.,

999 Bishop Street, 29th Floor,

Honolulu, Hawaii 96813.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $27,000,000 of deferred compensation obligations (the “Obligations”) of First Hawaiian, Inc., a Delaware corporation (the “Company”), that may be offered to certain eligible directors and employees of the Company and its subsidiaries pursuant to the First Hawaiian, Inc. Deferred Compensation Plan Part B (2016 Restatement) ( the “Plan”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the registration statement relating to the Obligations (the “Registration Statement”) has become effective under the Act, the Plan has been duly adopted by the Company, the terms of the Obligations and of their issuance have been duly established in conformity with the Plan so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Obligations have been duly issued as contemplated in the Registration Statement and the Plan, the Obligations will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Obligations.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Interests of Named Experts and Counsel” in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP